UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2016

VAPOR CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-36469	84-1070932
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3001 Griffin Road

Dania Beach, Florida 33312

(Address of Principal Executive Office) (Zip Code)

(888) 766-5351

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) On April 12, 2016, Daniel MacLachlan, a member of the Board of Directors (the “Board”) of Vapor Corp. (the “Company”), informed the Board of his decision to resign from the Board, effective immediately.  Mr. MacLachlan’s resignation was not due to any disagreement with the Company on any matters relating to the Company’s operations, policies or practices.

(b) On April 15, 2016, William Conway III, a member of the Board, informed the Board of his decision to resign from the Board, effective immediately.  Mr. Conway’s resignation was not due to any disagreement with the Company on any matters relating to the Company’s operations, policies or practices.

(c) The Board appointed Anthony Panierello, M.D. to serve on the Board, effective as of April 15, 2016. Dr. Panierello, age 57, is a pulmonologist in Miami, Florida. The Board also appointed Clifford J. Friedman to serve on the Board, effective as of April 15, 2016. Mr. Friedman, age 54, is a certified public accountant in Coral Springs, Florida. Dr. Panierello and Mr. Friedman are each expected to serve on the Compensation Committee and the Audit Committee of the Board.

Dr. Panierello and Mr. Friedman will receive the same compensation as other non-employee directors as described in the Company’s most recent Form 10-K under "Director Compensation." There is no arrangement or understanding between either Dr. Panierello and Mr. Friedman and any other persons pursuant to which he was selected as a director. Neither Dr. Panierello nor Mr. Friedman has any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Each of Dr. Panierello and Mr. Friedman will enter into the standard Company director indemnification agreement as the existing Company directors, whereby the Company agrees to indemnify, defend and hold its directors harmless from and against losses and expenses incurred as a result of their board service, subject to the terms and conditions provided in the agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VAPOR CORP.

Date: April 18, 2016	By:	/s/ Jeffrey E. Holman
Jeffrey E. Holman
Chief Executive Officer